Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	morrison & foerster llp new york, san francisco, los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. tokyo, london, brussels, beijing, shanghai, hong kong

January 23, 2013

JMP Group Inc.
600 Montgomery Street, Suite 1100
San Francisco, California 94111

Re:       8.00% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to JMP Group Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $46,000,000 aggregate principal amount of the Company’s 8.00% Senior Notes due 2023 (which includes $6,000,000 aggregate principal amount if the Underwriters exercise their overallotment option in full pursuant to the terms of the Underwriting Agreement, as defined below) (the “Notes”), pursuant to the terms of an Underwriting Agreement dated January 17, 2013 (the “Underwriting Agreement”) by and among the Company and UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated and JMP Securities LLC, as Representatives of the several Underwriters named in Schedule A thereto.

The Notes will be issued pursuant to the terms and conditions of an Indenture to be entered into by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be dated as of January 25, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, to be dated as of January 25, 2013 (the “First Supplemental Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture, are collectively referred to as the “Indenture”).  The Notes and the Indenture are herein referred to as the “Documents”.

In connection with this opinion and the offering and sale of the Notes, we have examined the Company’s Registration Statement on Form S-3, File No. 333-183619 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective on under the Securities Act on September 19, 2012, the prospectus (the “Base Prospectus”) included therein, the preliminary prospectus supplement, dated January 17, 2013, filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated January 17, 2013, filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus Supplement”, and together with the Base Prospectus and the Preliminary Prospectus Supplement, collectively, the “Prospectus”).

UBS Securities LLC
Stifel, Nicolaus & Company, Incorporated
JMP Securities LLC
as Representatives of the Underwriters named in Schedule A of the Underwriting Agreement

January 23, 2013
Page Two

In connection with this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors and the Pricing Committee of the Company relating to the issuance, sale and registration of the Notes; and (iv) the Indenture and the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions, as to which we express no opinion:

A.
The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

B.	The enforceability of the waivers to be contained in Section 5.14 of the Indenture.

UBS Securities LLC
Stifel, Nicolaus & Company, Incorporated
JMP Securities LLC
as Representatives of the Underwriters named in Schedule A of the Underwriting    Agreement

January 23, 2013
Page Three

C.
Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

D.	The enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be duly and validly issued and will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by laws of any jurisdiction other than the General Corporation Law of the State of Delaware or the law of the State of New York. We express no opinion as to the New York choice of law provision contained in the Documents.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP